UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    February 3, 2014

Solitron Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-04978	22-1684144
(Commission File Number)	(IRS Employer Identification No.)

3301 Electronics Way, West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

(561) 848-4311

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the "Board") of Solitron Devices, Inc. (the "Company") determined that it was appropriate from a corporate governance perspective to adjust the composition of the three classes of the Board in order to implement the following provision in the Company's Bylaws, "the directors shall be divided into three classes, designated Class-I, Class-II and Class-III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors."  As a result, on February 3, 2014, Mr. Sidney H. Kopperl, a Class I director, resigned from the Board of Directors effective as of February 3, 2014.  The Board then filled the vacancy that same day by appointing Mr. Sidney H. Kopperl as a Class II director to serve as a director until his term shall expire at the 2015 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

The Board determined that Mr. Kopperl continues to qualify as independent under applicable law and appointed Mr. Kopperl to the Audit Committee and Compensation Committee.  The selection of Mr. Kopperl was not pursuant to any arrangement or understanding between him and any other person.  In addition, Mr. Kopperl is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Kopperl will be compensated in accordance with the Company's previously disclosed compensation programs for non-employee directors as described in the Company's proxy statement on Schedule 14A for the Company's 2013 Annual Meeting of Stockholders.

The Board of Directors currently consists of Mr. Joseph F. Gerrity as a Class I director, Mr. Sidney H. Kopperl as a Class II director and Mr. Shevach Saraf as a Class III director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 5, 2014	SOLITRON DEVICES, INC.

/s/ Shevach Saraf
Shevach Saraf Chairman, Chief Executive Officer, President, Chief Financial Officer & Treasurer